Exhibit 99.1
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.
Termination of Proposed Business Combination of Jounce Therapeutics, Inc. and Redx Pharma plc
CAMBRIDGE, Mass., April 3, 2023 – Jounce Therapeutics, Inc. ("Jounce" or the "Company") and Redx Pharma plc ("Redx") have agreed to terminate their proposed business combination following the decision by Jounce’s Board of Directors to withdraw the recommendation for the all-share merger transaction with Redx (the "Redx Business Combination").
Jounce’s decision was based upon the receipt of an unsolicited proposal from Concentra Biosciences, LLC ("Concentra"), which led to Jounce entering into a merger agreement whereby Concentra will acquire Jounce through a cash tender offer for all of Jounce’s outstanding shares for $1.85 in cash per share plus a non-tradeable contingent value right (the "CVR"). The $1.85 per share upfront consideration represents a premium of approximately 75% to Jounce’s closing share price immediately prior to the March 14, 2023, public disclosure of Concentra’s acquisition proposal.
Jounce conducted a thorough review of both the proposed transaction with Concentra and the proposed Redx Business Combination, with the assistance of its legal and financial advisers, and Jounce’s Board of Directors ultimately concluded that the proposed transaction with Concentra is in the best interest of Jounce stockholders, and therefore, unanimously approved the merger agreement with Concentra and withdrew its recommendation of the Redx Business Combination. On March 27, 2023, Jounce notified Redx of the withdrawal of its recommendation in favor of the Redx Business Combination and termination of the co-operation agreement dated February 23, 2023 between Jounce and Redx.
Given that Jounce’s Board of Directors has withdrawn its recommendation to proceed with the Redx Business Combination, Jounce believes it is unlikely that Jounce stockholders would support the Redx Business Combination, which is a condition to closing the transaction. Accordingly, Jounce and Redx have agreed not to proceed with the proposed scheme of arrangement. In addition, Jounce has confirmed that it does not wish to switch to a contractual takeover offer. As a result, the U.K. Takeover Panel has confirmed that upon Redx announcing:
1.its withdrawal of its recommendation;
2.that it will not proceed with the scheme of arrangement; and
3.it has agreed to the release of Jounce from its obligation to proceed with the offer,

the offer period in respect of the Redx Business Combination will end with effect from the publication of Redx’s announcement, and the transaction will lapse.
As a result, Jounce will not be convening a Jounce meeting of stockholders to consider the Redx Business Combination. Under the U.K. Takeover Code, except with consent of the U.K. Takeover Panel, Jounce must not, among other things, announce a further offer for Redx within 12 months from the date of this announcement.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long-lasting benefits to patients through a biomarker-driven approach. Jounce currently has multiple development stage programs ongoing while simultaneously advancing additional early-stage assets from its robust discovery engine based on its Translational Science Platform. For more information, please visit www.jouncetx.com.
For further information, please contact:
Jounce Therapeutics, Inc.
Kim Drapkin
ir@jouncetx.com    T: +1-857-259-3840

Cowen (Financial Adviser to Jounce)    T: +1-646-562-1010
Tanya Joseph / Erik Schuchard / Giles Roshier    T: +44 (0)203 011 0460
Stern Investor Relations (Adviser to Jounce)
Julie Seidel    T: +1-212-362-1200

Longacre Square Partners (Adviser to Jounce)
Dan Zacchei / Rebecca Kral
Jounce@longacresquare.com

Important notices
Cowen Execution Services Limited ("Cowen"), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to Jounce and no one else in connection with the Redx Business Combination and/or the proposed transaction with Concentra and will not be responsible to anyone other than Jounce for providing the protections afforded to clients of Cowen nor for providing advice in relation to the Redx Business Combination, the proposed transaction with Concentra , the contents of this press release or any other matters referred to in this press release. Neither Cowen nor any of its affiliates, nor any of Cowen's and such affiliates' respective members, directors, officers, controlling persons or employees owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, consequential, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Cowen in connection with the Redx Business Combination, the proposed transaction with Concentra , this press release, any statement contained herein or otherwise.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including, without limitation, statements regarding Jounce’s expectations of the outcome of a meeting of stockholders to consider the Redx Business Combination and its resulting plans not to hold a meeting of stockholders to consider the Redx Business Combination, the expected end of the offer period in respect of the Redx Business Combination and the lapsing of such transaction. The words “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should,” and “effort” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks related to the impact of actions of other parties with respect to the proposed transaction with Concentra; the possibility that offer period in respect of the Redx Business Combination does not end and the transaction does not lapse as anticipated; general economic and market conditions and the other risks identified in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 10, 2023 and subsequent filings with the SEC. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the proposed transaction and/or Jounce and Jounce’s ability to successfully complete the proposed transaction. Jounce cautions investors not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Jounce disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent Jounce’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.
Additional Information and Where to Find It
The tender offer for the outstanding shares of the Company referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Concentra and its subsidiary will file with the SEC. At the time the tender offer is commenced, Concentra and its subsidiary will file tender offer materials on Schedule TO, and, thereafter, the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.
THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF JOUNCE COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF JOUNCE COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.
The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of the Company’s common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://www.jouncetx.com.
Publication on website
A copy of this Announcement shall be made available subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Jounce’s website at https://jouncetx.com/recommended-offer/ by no later than 12 noon (London time) on the Business Day following the date of this press release. For the avoidance of doubt, the contents of the website are not incorporated into and do not form part of this press release.